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                                  SCHEDULE 1

         The Reporting Persons have engaged in the following transactions in Shares since May 9, 2000, the last day on which a transaction in the Shares by the Reporting Persons was reported on the Schedule 13D.


Transaction             Number of           Price
   Date                  Shares           Per Share*      Purchaser
-----------             ---------         ----------      ---------
5-19-00                   3,900             1.4375         Plan
5-23-00                   1,100             1.4375         Plan
5-25-00                   4,000             1.4375         Plan
5-26-00                   3,000             1.4885         Bisco
5-30-00                   1,000             1.4375         Plan
8-8-00                   12,100             1.2500         Bisco
8-14-00                   6,200             1.3125         Bisco




* Excluding commissions


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